EXHIBIT 4.1

                        CONSULTING SERVICES CONTRACT
                              WITH GIBRAN COTTON

      This consulting services agreement ("Consulting Agreement") is made as of this 30th day of March, 2001, by and between Gibran Cotton, 3811 Endicott Place, Springdale, MD 20774 and NUTEK, INC., 15722 Chemical Lane, Huntington Beach, CA 92649, (referred to herein as the "Company"), with Gibran Cotton and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:


      WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "NUTK"; and

      WHEREAS, and the Consultant has the working background and knowledge to assist the Company in establishing Standards, Codes and Legislation for the NuLight product.

      WHEREAS, the Company wishes to retain Gibran Cotton as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Gibran Cotton to provide general consulting services which will include, but not be limited to:

   a) To draft and present (and/or amend existing) legislation which would require, as a matter of public safety, all public facilities, multi-unit dwellings and residential properties to install emergency lighting devices such as the NuLight product that would provide and alternative or backup lighting source in the event of a power outage
   b) Draft Legislation that will be proposed and presented to various government officials and agencies at the state and federal level to seek passage and entry into law.
   c) Proposal(s) will be submitted to primary regulatory agency (NFPA-National Fire Protection Agency) to establish and/or amend existing fire safety regulations and building codes.
   d) Attempt to secure endorsement(s) from EUBA (Electric Utility Benchmarking Association) members and/or Department of Energy.

      The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

      The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until all obligations under this Agreement have been properly completed (the "Term").

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Gibran Cotton shall be issued four hundred and fifty thousand (450,000) shares of the Company's common stock, par value $.001 per share.

The stock will be released under the following milestones being reached :

   a) Fifty thousand (50,000) shares immediately for all preparatory and research work.
   b) One hundred thousand (100,000) shares given on completion of draft legislation and submission to state and federal agencies.
   c) Three hundred thousand (300,000) shares given on successful acceptance/approval of legislation.

The stock is to be issued pursuant to the consent of the Company's Board of Directors, shall be issued in the name of Gibran Cotton. The Company hereby agrees to register the shares of common stock on a Form S-8 registration statement and the Company shall obtain the requisite opinion letter from its corporate counsel as to the legality of such registration.



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4.  Arbitration.  The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.  Miscellaneous.

           5.1  Assignment. This Agreement is not transferable or assignable.

           5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

          5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

          5.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

          5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

         5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.


                                                NUTEK, INC.
                                                By: /s/
                                                -----------------------
                                                Murray N. Conradie, CEO


  AGREED AND ACCEPTED
  By: /s/

  --------------------
  Gibran Cotton
  3811 Endicott Place, Springdale, MD 20774


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